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                              AMENDMENT OF BYLAWS
                                       OF
                          ADVANTUS HORIZON FUND, INC.

Effective February 10, 2000, Article II, Section 2.06 of the Bylaws of Advantus Horizon Fund, Inc., is hereby amended to read in its entirety as follows:

              SECTION 2.06. VOTING-PROXIES. The right to vote by proxy shall be governed by the relevant provisions of the Minnesota Statutes, as the same may be amended from time to time.